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                                                             Exhibit 10(xxiii)

                            MERRILL LYNCH & CO., INC.
                          DEFERRED RESTRICTED UNIT PLAN
                             FOR EXECUTIVE OFFICERS

Purpose and Intent.

      The purpose of this Deferred Restricted Unit Plan for Executive Officers is to allow the deferral of certain Restricted Units under the Merrill Lynch & Co., Inc. Long-Term Incentive Compensation Plan that have been awarded to Executive Officers of Merrill Lynch & Co., Inc. ("Executive Officers"), the terms of which awards specify that Executive Officers receiving them defer payment of any such awards until after their Retirement from the Company. The obligations of ML & Co. under this Plan are intended to be unfunded and maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees within the meaning of Title I of ERISA, and all decisions concerning who is to be considered a member of that select group and how this Agreement shall be administered and interpreted shall be consistent with this intention.

1.    Definitions.

      "Account Balance" means, as of any date, Deferred Amounts credited to a Participant's Account that are benchmarked to Benchmark Return Options other than the KECALP Return Option, adjusted in accordance with Section 4 to reflect the performance of the Participant's Selected Benchmark Return Options and any payments made from the Account to the Participant prior to that date.

      "Account" means the reserve account established on the books and records of ML & Co. for each Participant to record the Participant's interest under the Plan (other than with respect to the KECALP Return Option).

      "Administrator" means the Director of Human Resources of ML & Co., or his functional successor, or any other person or committee designated as Administrator of the Plan by the MDCC.

      "Affiliate" means any corporation, partnership, or other organization of which ML & Co. owns or controls, directly or indirectly, not less than 50% of the total combined voting power of all classes of stock or other equity interests.

      "Benchmark Return Options" means such Merrill Lynch mutual funds or other investment vehicles as the Administrator may from time to time designate for the purpose of indexing Accounts hereunder. In the event a Benchmark Return Option ceases to exist or is no longer to be a Benchmark Return Option, the Administrator may designate a substitute Benchmark Return Option for such discontinued option.

      "Board of Directors" means the Board of Directors of ML & Co.

      "Code" means the U.S. Internal Revenue Code of 1986, as amended from time to time.
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      "Company" means ML & Co. and all of its Affiliates.

      "Deferred Award" means the Restricted Unit Award deferred by a Participant under this Agreement.

      "Deferred Amounts" means the dollar value of the Restricted Units credited to the Participant under Section 3 hereof.

      "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time.

      "Fiscal Year" means the annual period used by ML & Co. for financial accounting purposes.

      "KECALP Return Option" means the election to have all or a portion of Deferred Amounts benchmarked to the performance of Merrill Lynch KECALP L.P. 1997 in accordance with the KECALP Deferred Compensation Plan.

      "KECALP Deferred Compensation Plan" means the Merrill Lynch & Co., Inc. KECALP 1997 Deferred Compensation Plan for a Select Group of Eligible Employees attached hereto as Annex A.

      "LTICP" means ML & Co.'s Long Term Incentive Compensation Plan.

      "MDCC" means the Management Development and Compensation Committee of the Board of Directors.

      "ML & Co." means Merrill Lynch & Co., Inc.

      "Net Asset Value" means, with respect to each Benchmark Return Option that is a mutual fund or other commingled investment vehicle for which such values are determined in the normal course of business, the net asset value, on the date in question, of the Selected Benchmark Return Option for which the value is to be determined.

      "Participant" means an Executive Officer whose Restricted Units have been deferred under the Plan.

      "Plan" means this Merrill Lynch & Co., Inc. Deferred Restricted Unit Plan for Executive Officers.

      "Restricted Unit Award" means an award of Restricted Units, as defined in LTICP, that was granted to the Participant in February 1994.

      "Retirement" means a Participant's (i) termination of employment with the Company for reasons other than for cause on or after the Participant's 65th birthday, or (ii) resignation on or after the Participant's 55th birthday if the Participant has at least 10 years of service, or (iii) resignation at any age with the express approval of the Administrator,
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which will be granted only if the termination is found by the Administrator to be in, or not contrary to, the best interests of the Company.

      "Selected Benchmark Return Option" means a Benchmark Return Option (other than the KECALP Return Option) selected by the Participant in accordance with
Section 4. Participants will be offered the option of using Merrill Lynch KECALP L.P. 1997 as a benchmark, in which case, the terms of their deferral will be governed by the KECALP Deferred Compensation Plan except to the extent provided in Section 4.

2.    Deferral.

      By their terms, Restricted Unit Awards are automatically deferred upon vesting until after Retirement. Participants may select their Benchmark Return Options or the KECALP Return Option, as provided in Section 4, by filing out the Election Form enclosed herewith. Deferral of the receipt of any Restricted Unit Award is irrevocable.

3.    Crediting of the Deferred Award.

      In the event that a Participant's Restricted Unit Award becomes vested and payable, the dollar amount of such vested and payable award, calculated pursuant to Section 3.6(b) of LTICP, shall be credited to a book reserve account, established for this purpose in your name, as soon as practicable (but in no event later than 90 days) after the date on which such vested Restricted Unit Award would, but for deferral, have become payable. The Account Balance will thereafter be accounted for in accordance with Section 4 hereof (except as provided therein).

4.    Return Alternatives.

      (a) Selection of Benchmark Funds. A Participant must select one or more Benchmark Return Options and the percentage of the Participant's Account to be adjusted to reflect the performance of each Selected Benchmark Return Option. All elections of Selected Benchmark Return Options shall be in multiples of 10% unless the Administrator determines that lower increments are administratively feasible, in which case such lower increment shall apply. A Participant may, by complying with such procedures as the Administrator may prescribe on a uniform and nondiscriminatory basis, including procedures specifying the frequency with respect to which such changes may be effected (but not more than twelve times in any calendar year), change the Selected Benchmark Return Options to be applicable with respect to a Participant's Account. For Participants who designate Benchmark Return Options (other than the KECALP Return Option), the amounts so deferred will be governed by this Plan.

      (b) Adjustment of Account. While an Account does not represent the ownership of, or any ownership interest in, any particular assets, the Account shall be adjusted to reflect the investment experience of the Participant's Selected Benchmark Return Options in the same manner as if investments in accordance with a Participant's elections had actually been made through the ML Benefit Services Platform and ML II Core Recordkeeping System, or any successor system used for keeping records of Accounts (the "ML II System"). In adjusting Accounts, the timing of receipt of the Participant's instructions by the ML II System shall control the timing and pricing of the notional investments in the Participant's Selected Benchmark Return Options in accordance with
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the rules of operation of the ML II System and its requirements for placing corresponding investment orders, as if orders to make corresponding investments were actually to be made, except that in connection with the crediting of Deferred Amounts to the Participant's Account and distributions from the Account, appropriate deferral allocation instructions shall be treated as received from you prior to the close of transactions through the ML II System on the relevant day. Each Selected Benchmark Return Option shall be valued using the Net Asset Value of the Selected Benchmark Return Option as of the relevant day; provided, that, in valuing a Selected Benchmark Return Option for which a Net Asset Value is not computed, the value of the security involved for determining the Participant's rights under the Plan shall be the price reported for actual transactions in that security through the ML II System on the relevant day, without giving effect to any transaction charges or costs associated with such transactions; provided, further, that, if there are no such transactions effected through the ML II System on the relevant day, the value of the security shall be:

            (i) if the security is listed for trading on one or more national securities exchanges, the average of the high and low sale prices for that day on the principal exchange for such security, or if such security is not traded on such principal exchange on that day, the average of the high and low sales prices on such exchange on the first day prior thereto on which such security was so traded;

            (ii) if the security is not listed for trading on a national securities exchange but is traded in the over-the-counter market, the average of the highest and lowest bid prices for such security on the relevant day; or

            (iii) if neither clause (i) nor (ii) applies, the value determined by the Administrator by whatever means he considers appropriate in his sole discretion.

      (c) Selection of the KECALP Return Option. Participants will be asked in 1997 to determine whether they wish all or a specified percentage of their Deferred Amounts to be benchmarked to Merrill Lynch KECALP L.P. 1997. In such event, the amounts so deferred shall be accounted for, credited to Participants, adjusted and paid out to Participants in the manner described in the KECALP Deferred Compensation Plan attached hereto as Annex A, except that: (1) such Participants shall not be eligible for Leverage under the KECALP Deferred Compensation Plan; (2) no Annual Charge shall apply to such Deferred Amounts; and (3) Deferred Amounts indexed to the KECALP Return Option, which cannot be paid in installments as they are payable only as there are distributions available from Merrill Lynch KECALP L.P. 1997, shall not be paid out until after Retirement, as defined in this Plan. For Participants who elect to index all or a portion of their Deferred Amounts to the KECALP Return Option, such Deferred Amounts will be indexed to the Benchmark Return Options until the closing of Merrill Lynch KECALP L.P. 1997. Once the closing of Merrill Lynch KECALP L.P. 1997 has occurred, Participants who have chosen the KECALP Return Option will not be able to change their election.
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5.    No Trust or Fund Created; General Creditor Status.

      Nothing contained herein and no action taken pursuant hereto will be construed to create a trust or separate fund of any kind or a fiduciary relationship between ML & Co. and you, your beneficiary or estate, or any other person. Title to and beneficial ownership of any funds represented by the Account Balance will at all times remain in ML & Co.; such funds will continue for all purposes to be a part of the general funds of ML & Co. and may be used for any corporate purpose. No person will, by virtue of the provisions of this Agreement, have any interest whatsoever in any specific assets of ML & Co., including any such funds. TO THE EXTENT THAT ANY PERSON ACQUIRES A RIGHT TO RECEIVE PAYMENTS FROM ML & CO. UNDER THIS AGREEMENT, SUCH RIGHT WILL BE NO GREATER THAN THE RIGHT OF ANY UNSECURED GENERAL CREDITOR OF ML & CO.

6.    Non-Assignability.

      The Participant's right or the right of any other person to the Account Balance or any other benefits hereunder cannot be assigned, alienated, sold, garnished, transferred, pledged, or encumbered except by a written designation of beneficiary under this Plan, by written will, or by the laws of descent and distribution.

7.    Effect of Deferral on Benefits Under Pension and Welfare Benefit Plans.

      The effect of deferral on pension and welfare benefit plans in which the Participant may be a participant will depend upon the provisions of each such plan, as amended from time to time.

8.1   Payment Date.

      (a) Regular Payment Elections. A Participant's Account Balance will be paid by ML & Co., as elected by the Participant at the time of his or her deferral election, either in a single payment to be made, or in the number of annual installments (not to exceed 15) chosen by the Participant to commence,
(i) in the month following the month of the Participant's Retirement or death or
(ii) in any month in the calendar year following the Participant's Retirement; provided that no election may result in the payment (in the case of a single payment) or commencement of payment (in the case of installment payments) later than the month following the Participant's 70th birthday. The amount of each annual installment, if applicable, shall be determined by multiplying the Account Balance as of the last day of the month immediately preceding the month in which the payment is to be made by a fraction, the numerator of which is one and the denominator of which is the number of remaining installment payments (including the installment payment to be made). For Participants who have chosen to have a specified portion of their Deferred Amounts benchmarked to Merrill Lynch KECALP L.P. 1997, payment elections must be made in accordance with the KECALP Deferred Compensation Plan, provided that no such payments shall occur until after Retirement as defined in this Plan.

      (b) Modified Installment Payments. In lieu of one of the regular payment elections provided for in Section 8.1(a), a Participant may elect to receive the Account Balance in at least 11 but no more than 15 annual installment payments ("modified installment payments"), such modified installment payments to commence on the last
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business day in March in the year following the Participant's Retirement or death (the "Initial Payment Date"). The modified installment payments shall be computed in accordance with the last sentence of Section 8.1(a) and will in all other respects be treated like regular installment payments under the Plan. By electing modified installment payments, the Participant agrees that at any time prior to the last day of February immediately preceding a Participant's Initial Payment Date (the "Determination Date"), ML & Co. shall have the right, without the consent of the Participant or any beneficiary, to change the Participant's method of payment to 11 annuitized payments ("annuitized payments"), in the event that the Administrator, in his sole discretion, determines that such a change is necessary or appropriate in order to preserve the intended state tax benefits of the modified installment payments to the Participant or any beneficiary. In the event that the Administrator determines that annuitized payments shall be made, the amount of the annuitized payments will be determined by applying the Discount Rate, as defined below, to the Account Balance as of the Determination Date to create a stream of 11 equal annual payments. If annuitized payments are to be made, then the Account Balance shall cease to be adjusted pursuant to Sections 4(b) as of the Determination Date and the Company's only obligation to the Participant shall be to make the annuitized payments when due. As used herein, Discount Rate shall mean ML & Co.'s then-applicable cost of borrowing and is defined as the sum of: (i) the annual yield on the then-current 5-year U.S. Treasury Note, and (ii) a spread (which will not be less than 0.10%) indicative of ML & Co.'s borrowing cost for transactions of similar structure and average maturity to the annuity, as determined by ML & Co.

8.2   Termination of Employment.

      (a) Death or Retirement. Upon a Participant's death or Retirement prior to payment, the Account Balance will be paid, in accordance with the Participant's elections and as provided in Section 8.1(a) or (b), as applicable, to the Participant (in the event of Retirement) or to the Participant's beneficiary (in the event of death); provided, however, that in the event that a beneficiary is the Participant's estate or is otherwise not a natural person, then (i) if the Participant has elected a regular payment election pursuant to Section 8.1(a), the applicable portion of the Account Balance will be paid in a single payment to such beneficiary notwithstanding any election of installment payments, and
(ii) if the Participant has elected modified installment payments pursuant to
Section 8.1(b), the applicable portion of the Account Balance will continue to be payable as modified installment payments or annuitized payments, as the case may be, but only to a single person consisting of the administrator or executor of the Participant's estate or another person lawfully designated by the administrator or executor (and in the event no such person is designated within a reasonable time, payment will be made in a lump sum).

      (b) Other Termination of Employment. If the Participant's employment terminates at any time for any reason other than death or Retirement, the Account Balance will be paid to the Participant, in a single payment, as soon thereafter as is practicable, notwithstanding the Participant's elections hereunder.

      (c) Leave of Absence, Transfer or Disability. The Participant's employment will not be considered as terminated if the Participant is on an approved leave of absence or if the Participant transfers or is transferred but remains in the employ of the Company or
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if the Participant is eligible to receive disability payments under the ML & Co.
Basic Long-Term Disability Plan.

      (d) Discretion to Alter Payment Date. Notwithstanding the provisions of Sections 8.2(a) and (b), if the Participant's employment terminates for any reason, the Administrator may, in his sole discretion, direct that the Account Balance be paid at some other time or that it be paid in installments; provided, that no such direction that adversely affects the rights of the Participant or his or her beneficiary under this Plan shall be implemented without the consent of the affected Participant or beneficiary. This direction may be revoked by the Administrator at any time in his sole discretion.

8.3   Withholding of Taxes.

      ML & Co. will deduct or withhold from any payment to be made or deferred hereunder any U.S. Federal, state or local or foreign income or employment taxes required by law to be withheld or require the Participant or the Participant's beneficiary to pay any amount, or the balance of any amount, required to be withheld.

8.4   Beneficiary.

      (a) Designation of Beneficiary. The Participant may designate, in a writing delivered to the Administrator or his designee before the Participant's death, a beneficiary to receive payments in the event of the Participant's death. The Participant may also designate a contingent beneficiary to receive payments in accordance with this Plan if the primary beneficiary does not survive the Participant. The Participant may designate more than one person as the Participant's beneficiary or contingent beneficiary, in which case (i) no contingent beneficiary would receive any payment unless all of the primary beneficiaries predeceased the Participant, and (ii) the surviving beneficiaries in any class shall share in any payments in proportion to the percentages of interest assigned to them by the Participant.

      (b) Change in Beneficiary. The Participant may change his or her beneficiary or contingent beneficiary (without the consent of any prior beneficiary) in a writing delivered to the Administrator or his designee before the Participant's death. Unless the Participant states otherwise in writing, any change in beneficiary or contingent beneficiary will automatically revoke prior such designations of the Participant's beneficiary or of the Participant's contingent beneficiary, as the case may be, under this Plan only; and any designations under other deferral agreements or plans of the Company will remain unaffected.

      (c) Default Beneficiary. In the event a Participant does not designate a beneficiary, or no designated beneficiary survives the Participant, the Participant's beneficiary shall be the Participant's surviving spouse, if the Participant is married at the time of his or her death and not subject to a court-approved agreement or court decree of separation, or otherwise the person or persons designated to receive benefits on account of the Participant's death under the ML & Co. Basic Group Life Insurance Plan (the "Life Insurance Plan"). However, if an unmarried Participant does not have coverage in effect under the Life Insurance Plan, or the Participant has assigned his or her death benefit
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under the Life Insurance Plan, any amounts payable to the Participant's beneficiary under the Plan will be paid to the Participant's estate.

      (d) If the Beneficiary Dies During Payment. If a beneficiary who is receiving or is entitled to receive payments hereunder dies after the Participant dies, but before all the payments have been made, the portion of the Account Balance to which that beneficiary was entitled will be paid as soon as practicable in one lump sum to such beneficiary's estate and not to any contingent beneficiary the Participant may have designated; provided, however, that if the beneficiary was receiving modified installment payments or annuitized payments pursuant to Section 8.1(b), the remaining portion of the Account Balance will continue to be paid as modified installment payments or annuitized payments, as the case may be, but only to a single person consisting of the administrator or executor of the beneficiary's estate or another person lawfully designated by the administrator or executor (and in the event no such person is designated within a reasonable time, payment will be made in a lump sum).

8.5   Hardship Distributions.

      ML & Co. may pay to the Participant, on such terms and conditions as the Administrator may establish, such part or all of the Account Balance as he may, in his sole discretion based upon substantial evidence submitted by the Participant, determine necessary to alleviate hardship caused by an unanticipated emergency or necessity outside of the Participant's control affecting the Participant's personal or family affairs. Such payment will be made only at the Participant's written request and with the express approval of the Administrator and will be made on the date selected by the Administrator in his sole discretion. The balance of the Account, if any, will continue to be governed by the terms of this Plan. Hardship shall be deemed to exist only on account of expenses for medical care (described in Code Section 213(d)) of the Participant, the Participant's spouse or the Participant's dependents (described in Code Section 152); payment of unreimbursed tuition and related educational fees for the Participant, the Participant's spouse or the Participant's dependents; the need to prevent the Participant's eviction from or, foreclosure on, the Participant's principal residence; unreimbursed damages resulting from a natural disaster; or such other financial need deemed by the Administrator in his sole discretion to be immediate and substantial.

8.6   Domestic Relations Orders.

      Notwithstanding the Participant's elections hereunder, ML & Co. will pay to, or to the Participant for the benefit of, the Participant's spouse or former spouse the portion of the Participant's Account Balance specified in a valid court order entered in a domestic relations proceeding involving the Participant's divorce or legal separation. Such payment will be made net of any amounts the Company may be required to withhold under applicable federal, state or local law. After such payment, references herein to the Participant's "Deferred Amounts" shall mean the Participant's original Deferred Amounts times an amount equal to one minus a fraction, the numerator of which is the gross amount (prior to withholding) paid pursuant to the order, and the denominator of which is the Participant's Account Balance immediately prior to payment.
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9.1   Powers of the Administrator.

      The Administrator has full power and authority to interpret, construe and administer this Plan so as to ensure that it provides deferred compensation for the Participant as a member of a select group of management or highly compensated employees within the meaning of Title I of ERISA. The Administrator's interpretations and construction hereof, and actions hereunder, including any determinations regarding the amount or recipient of any payments, will be binding and conclusive on all persons for all purposes. The Administrator will not be liable to any person for any action taken or omitted in connection with the interpretation and administration of this Plan unless attributable to his willful misconduct or lack of good faith. The Administrator may designate persons to carry out the specified responsibilities of the Administrator and shall not be liable for any act or omission of a person as designated.

9.2   Payments on Behalf of an Incompetent.

      If the Administrator finds that any person who is entitled to any payment hereunder is a minor or is unable to care for his or her affairs because of disability or incompetency, payment of the Account Balance may be made to anyone found by the Administrator to be the committee or other authorized representative of such person, or to be otherwise entitled to such payment, in the manner and under the conditions that the Administrator determines. Such payment will be a complete discharge of the liabilities of ML & Co. hereunder with respect to the amounts so paid.

9.3   Corporate Books and Records Controlling.

      The books and records of the Company will be controlling in the event a question arises hereunder concerning the amount of the Deferred Amounts, the Account Balance, the designation of a beneficiary, or any other matters.

10.1  Litigation.

      The Company shall have the right to contest, at its expense, any ruling or decision, administrative or judicial, on an issue that is related to the Plan and that the Administrator believes to be important to Participants, and to conduct any such contest or any litigation arising therefrom to a final decision.

10.2  Headings Are Not Controlling.

      The headings contained in this Plan are for convenience only and will not control or affect the meaning or construction of any of the terms or provisions of this Plan.

10.3  Governing Law.

      TO THE EXTENT NOT PREEMPTED BY APPLICABLE U.S. FEDERAL LAW, THIS PLAN WILL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK AS TO ALL MATTERS, INCLUDING, BUT NOT LIMITED TO, MATTERS OF VALIDITY, CONSTRUCTION, AND PERFORMANCE.
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10.4  Amendment and Termination.

      ML & Co., through the Administrator, reserves the right to amend or terminate this Plan at any time, except that no such amendment or termination shall adversely affect the right of a Participant to his or her Account Balance.